Exhibit 99.1

Investor Relations/Communications

(206) 829-1500

pr@dendreon.com

Dendreon Corporation Reports First Quarter 2004

Financial Results & Corporate Highlights

Seattle, WA (May 10, 2004) – Dendreon Corporation (Nasdaq: DNDN) today reported financial results for the quarter ended March 31, 2004. Revenues for the first quarter of 2004 were $4.7 million compared to $1.8 million for the quarter ended March 31, 2003. Revenues in the first quarter of 2004 were primarily from an upfront payment associated with Dendreon’s license agreement with Nuvelo, Inc. for Dendreon’s novel anticoagulant, recombinant nematode anticoagulant protein c2 (rNAPc2) and all other rNAPc proteins.

The net loss for the quarter ended March 31, 2004 was $13.0 million, or $(0.24) per share, compared to a net loss of $7.7 million, or $(0.29) per share, for the quarter ended March 31, 2003. Dendreon’s total operating expenses for the quarter ended March 31, 2004 were $18.1 million compared to $9.6 million for the same period in 2003. Included in operating expenses in the first quarter of 2004 was a charge of approximately $2.7 million related to the closure of Dendreon’s San Diego facility. Net cash used in operations in the first quarter of 2004 was $14.9 million compared to $7.7 million in the same period in 2003.

Cash, cash equivalents, short- and long-term investments as of March 31, 2004 totaled $243.5 million. In January 2004, Dendreon conducted a follow-on public offering of common stock resulting in gross proceeds of $150.0 million.

“During the first quarter of 2004, we substantially strengthened our balance sheet through the completion of a follow-on offering. The funds raised provide us with the resources necessary to advance our lead product candidate, Provenge®; begin the development of the commercial infrastructure necessary to commercialize Provenge; and continue the development of APC8024, Dendreon’s therapeutic cancer vaccine for the treatment of HER-2/neu positive cancers,” said Martin Simonetti, senior vice president of finance and chief financial officer of Dendreon.

Highlights for the first quarter of 2004 include:

•	The announcement on January 12, 2004 of updated survival data from patients with advanced prostate cancer with Gleason scores of seven and less who participated in Dendreon’s completed and previously reported Phase 3 trial (D9901) of Provenge, the Company’s investigational immunotherapy for the treatment of prostate cancer. Provenge-treated patients with Gleason scores of seven and less had an 8.4 month median survival benefit and, on average, an 89 percent overall increase in survival compared to placebo. At 30 months from randomization, the survival rate for Provenge-treated patients was 3.7 times higher than for patients receiving placebo (53 percent versus 14 percent).

•	The completion in January 2004 of a common stock offering of approximately 11.8 million shares in an underwritten public offering, resulting in total gross proceeds to Dendreon of approximately $150 million.

•	The January promotion of Robert M. Hershberg M.D., Ph.D., to senior vice president and chief medical officer, and appointment of Andrew R. Scherer as vice president of manufacturing. Dr. Hershberg, who joined Dendreon from Corixa Corporation, oversees the clinical, regulatory and quality operations of the Company. Mr. Scherer, who joined Dendreon from Genentech, Inc., is responsible for ongoing clinical manufacturing and the scale up and establishment of commercial manufacturing for Provenge and the Company’s other products.

•	The appointment of Richard B. Brewer to the Company’s board of directors in February. Mr. Brewer, former chief executive officer and president of Scios Inc., brings nearly 30 years of biopharmaceutical industry experience to Dendreon.

•	The presentation on March 28 of updated results from a Phase 1 clinical trial of APC8024, the company’s investigational immunotherapy for HER-2/neu-positive cancers, at the 95th Annual Meeting of the American Association for Cancer Research in Orlando, Florida. The data demonstrate a clinical benefit in 22 percent of patients with advanced, HER-2/neu positive metastatic breast cancer. All but one of the patients had failed Herceptin therapy and most patients had also failed chemotherapy treatment. Prolonged stabilization of disease was reported in three patients for 15, 20 and 22 months, respectively, following treatment with APC8024.

As part of a corporate rebranding effort reflecting the Company’s near-term commercial opportunity, Dendreon recently launched a redesigned corporate website. The new site can be found at www.dendreon.com.

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody, small molecule and prodrug product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include the risk that the safety and/or efficacy results of a clinical trial for Provenge will not support an application for a biologics license; the risk that the FDA will not be satisfied with the data we provide for Provenge or approve a product for which a biologics license has been applied; the risk that the results of a clinical trial for Provenge or other product may not be indicative of results obtained in a later clinical trial; risks that we may lack the financial resources and access to capital to fund required clinical trials for Provenge; the risk that we may not realize all of the anticipated benefits of the Corvas acquisition; the risks that the safety or efficacy results of preclinical studies will not support further development; risks associated with the development of early stage product candidates through preclinical and clinical research and development; the risks associated with a failure by Dendreon to secure and maintain relationships with collaborators, including a collaborator for the development and commercialization of Provenge; risks associated with completing Dendreon’s clinical trials; reliance on key employees, especially senior management; risks related to Dendreon’s limited operating history; dependence on the efforts of third parties; and dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.

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DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended March 31,
	2004	2003
Revenue	$4,679	$1,776

Operating expenses:
Research and development	12,545	7,762
General and administrative	5,297	1,718
Marketing	248	117

Total operating expenses	18,090	9,597

Loss from operations	(13,411)	(7,821)
Interest income	851	215
Interest expense	(84)	(101)
Other expense	(290)	—

Loss before income taxes	(12,934)	(7,707)
Foreign income tax expense	31	—

Net loss	$(12,965)	$(7,707)

Basic and diluted net loss per share	$(0.24)	$(0.29)

Shares used in computation of basic and diluted net loss per share	53,541	26,729

	March 31, 2004	December 31, 2003
Balance Sheet Data:
Cash and cash equivalents	$85,118	$44,349
Short-term investments	116,104	55,692
Long-term investments	42,255	13,150
Total assets	268,205	137,845
Total stockholders’ equity	251,271	118,987